EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS FIRST QUARTER
2011 FINANCIAL RESULTS

First Quarter Highlights

-	Worldwide revenue of $501.2 million, up from $485.8 million in the prior-year period, as reported, and up 3% on a constant currency basis

-	Worldwide Active Healing Solutions™ (“AHS”) revenue of $340.5 million, up from $333.0 million in the prior-year period, as reported, and up 2% on a constant currency basis

-	Worldwide LifeCell™ revenue of $93.0 million, up from $79.0 million in the prior-year period, as reported, and up 17% on a constant currency basis

-	Worldwide Therapeutic Support Systems (“TSS”) revenue of $67.6 million, down from $73.8 million in the prior-year period, as reported, and down 9% on a constant currency basis

-	Net earnings per diluted share of $0.94, up 27% from the prior-year period, as reported

San Antonio, Texas, April 26, 2011 – Kinetic Concepts, Inc. (NYSE: KCI) today reported first quarter 2011 total revenue of $501.2 million, an increase of 3% from the first quarter of 2010.  Foreign currency exchange movements had no significant impact on total revenue for the first quarter of 2011 as compared to the prior year.

Net earnings for the first quarter of 2011 were $68.4 million, an increase of 30% compared to $52.7 million for the same period one year ago.  Net earnings per diluted share for the first quarter of 2011 were $0.94 compared to $0.74, or an increase of 27%, from the same period in the prior year.  On a non-GAAP basis, excluding the effects of certain non-cash acquisition-related costs and expenses associated with our first quarter 2011 debt refinancing as detailed in the reconciliation contained herein, net earnings per diluted share were $1.11 for the first quarter of 2011 compared to $0.91 from the same period of the prior year.

“I am pleased with our first quarter performance, which demonstrated strength in biologics and in our core V.A.C.® Therapy franchise, particularly in the important U.S. and Japan regions,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “We continue to execute on our strategic vision as we aggressively introduce new products and develop our business in new geographies.”

Revenue Recap – First Quarter 2011

Worldwide revenue from AHS products was $340.5 million for the first quarter of 2011, an increase of 2% compared to $333.0 million for the corresponding period of 2010 resulting primarily from increased rental and sales volumes.  Foreign currency exchange movements had no significant impact on worldwide AHS revenue as compared to the first quarter of the prior year.

AHS revenue from the Americas region of $257.9 million for the first quarter of 2011 increased 3% from the prior-year quarter driven by higher unit volumes, resulting from a combination of increased usage of traditional V.A.C. Therapy products and the adoption of new negative pressure-based therapies we have introduced in the U.S.  Foreign currency exchange movements had no significant impact on Americas AHS revenue as compared to the prior-year period.

AHS revenue from the EMEA region for the first quarter of 2011 was $68.9 million, a decrease of 9% from $75.6 million for the first quarter of the prior year due primarily to lower average rental pricing and lower disposables volumes.  Foreign currency exchange movements had no significant impact on EMEA AHS revenue as compared to the prior-year period.

APAC AHS revenue for the first quarter of 2011 was $13.7 million, up 83% from $7.5 million for the first quarter of the prior year due primarily to higher unit volumes and improved average pricing resulting from our entry into Japan.  Foreign currency exchange movements favorably impacted APAC AHS revenue by 13% compared to the prior-year period.

Worldwide LifeCell revenue was $93.0 million for the first quarter of 2011, up 18% compared to $79.0 million for the first quarter of the prior year.  EMEA LifeCell sales totaled $2.8 million in the first quarter, up from $1.0 million in the year-ago period, with growth reported in all geographic locations where we have launched our LifeCell products.  Foreign currency exchange movements had no significant impact on worldwide LifeCell revenue as compared to the first quarter of the prior year.

Worldwide TSS revenue was $67.6 million for the first quarter of 2011, compared to $73.8 million for the same period one year ago, due primarily to lower rental and sales volumes of wound care surfaces.  Americas revenue from TSS was $44.6 million for the first three months of 2011, compared to $48.4 million for the prior-year period.  EMEA TSS revenue was $22.9 million for the first quarter of 2011, compared to $24.9 million for the same period in the prior year.  Foreign currency exchange rate movements favorably impacted Americas TSS revenue by 1% and had an unfavorable impact of 1% on EMEA TSS revenue, as compared to the prior-year period.

Profit Margins

Gross profit for the first quarter of 2011 was $289.0 million, an increase of approximately 6% from the prior-year period.  Gross profit margin was 58% for the first quarter of 2011, an increase of approximately 170 basis points from the same period one year ago.  The gross profit margin increase was due primarily to lower royalty expense associated with our previous license agreement with Wake Forest University and higher gross margins associated with our LifeCell business unit and lower rental fleet depreciation, partially offset by the additional investment in our AHS sales force during the second half of 2010.

Selling, general and administrative (“SG&A”) expenses for the period increased $9.0 million, or 7%, over the first quarter of 2010.  SG&A increases included selling costs associated with our LifeCell division, higher costs associated with new product launches and geographic expansion and increased amortization from recent technology acquisitions, partially offset by reduced litigation costs.

Research and development expenses for the first quarter of 2011 decreased 15% from the prior-year period to $21.2 million.  Total research and development expenses represented 4% of revenue for the current-year period compared to 5% one year ago.  Research and development expenses were higher during the first quarter of 2010 as we prepared for product launches such as V.A.C.Via™ and Prevena™.

Operating profit for the first quarter of 2011 was $114.6 million, representing an operating margin of 23%, up from 21% in the corresponding period of the prior year.  The increase in operating margin resulted from a combination of lower royalty expense, favorable product mix and other operating efficiencies.

Other Income/Expense

First quarter 2011 interest expense decreased to $20.8 million, compared to $23.6 million in the same period of the prior year, due to scheduled and voluntary debt payments made over the last twelve months totaling $154.5 million as well as lower interest rates.  Long-term debt outstanding as of March 31, 2011 consisted of a senior secured term loan of $543.1 million due 2016 and $690.0 million of 3.25% senior convertible notes due 2015.

As previously disclosed, we completed the refinancing of our senior credit facility during the first quarter of 2011.  Related to the refinancing, we wrote-off $3.2 million in capitalized debt issuance costs, which is included within interest expense in the accompanying condensed consolidated statement of earnings.

Foreign currency transaction gains were $181,000 in the first quarter of 2011 compared to losses of $2.6 million in the prior-year period due primarily to continued volatility in currency exchange rates.

Income Tax Rate

The effective income tax rate for the first quarter of 2011 was 27.3%, compared to 30.0% for the same period in 2010.  The lower effective income tax rate in the first quarter of 2011 was due primarily to a higher percentage of taxable income being generated in lower-tax foreign jurisdictions.

Financial Position

Total cash at quarter-end was $442.2 million, an increase of $125.6 million from year-end 2010.  Operating cash flow less net capital expenditures for the first quarter of 2011 was $123.2 million compared to $64.4 million in the prior-year period due primarily to higher net earnings and lower cash outlays resulting from our actions related to the Wake Forest patent claims.  Total long-term debt outstanding at March 31, 2011 was $1.126 billion on a GAAP-basis and $1.233 billion on an economic, or debt-instrument, basis.

Outlook

We are reaffirming revenue guidance and increasing both GAAP and non-GAAP diluted earnings per share guidance which is based on current information and expectations as of April 26, 2011 (in millions, except per share data):

			% Change
	FY 2010	FY 2011	from 2010
Total revenue	$ 2,018	$ 2,050 – $ 2,090	2% – 4%

Diluted EPS – GAAP basis	$ 3.57	$ 4.35 – $ 4.45	22% – 25%
Acquisition-related adjustments:
Amortization-related adjustments	0.43	0.35
Non-cash interest – accounting
for convertible debt	0.18	0.19
Restructuring and other charges	0.11	0.07 – 0.09

Adjusted Diluted EPS – non-GAAP basis	$ 4.29	$ 4.96 – $ 5.08	16% – 18%

Diluted weighted average shares outstanding	71.7	73.5 – 74.5	3% – 4%

The revenue guidance reflects our expectation of (i) flat-to-low single digit growth in AHS, (ii) mid-to-upper teens growth in LifeCell revenue, (iii) low-to-mid single digit contraction in TSS revenue and (iv) foreign currency exchange rates remaining comparable to 2010.

As announced on February 28, 2011, KCI filed a lawsuit in the Federal District Court in the Western District of Texas seeking a declaratory judgment that KCI no longer owes royalties to Wake Forest University since the relevant patents are invalid or not infringed.  Additionally, during the pendency of this case, KCI does not plan to accrue or pay royalties under the licensing agreement starting February 28, 2011.  We have also reflected the dilutive effect of our convertible debt as our stock price currently exceeds the initial conversion price of $51.34.  In addition, we have included the $0.03 net earnings per diluted share impact of our first quarter debt refinancing within restructuring and other charges above.

Non-GAAP Financial Information

Within this document, we have included our results for the first quarter ended March 31, 2011 and 2010 along with our full year 2011 outlook on a non-GAAP basis to exclude the impact of specified non-cash expenses associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of other charges, including debt refinancing costs incurred during the first quarter of 2011.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2010 and 2011.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, April 26, 2011.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	877-537-8066
International Dial-in Number:	+706-758-3983
Conference ID Number:	59545451

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, by clicking on Web cast – Q1 2011 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until April 25, 2012 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI), is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 7,000 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for V.A.C. Therapy resulting from increased competition, the seasonal slowing of V.A.C. Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies or in our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of April 26, 2011.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  This report is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is expected to be filed with the SEC in early May 2011.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
			%
	2011	2010	Change
Revenue:
Rental	$278,700	$279,991	(0.5	) %
Sales	222,484	205,814	8.1

Total revenue	501,184	485,805	3.2%

Rental expenses	150,492	153,219	(1.8)
Cost of sales	61,719	60,924	1.3

Gross profit	288,973	271,662	6.4%

Selling, general and administrative expenses	144,367	135,379	6.6
Research and development expenses	21,183	24,784	(14.5)
Acquired intangible asset amortization	8,856	10,159	(12.8)

Operating earnings	114,567	101,340	13.1%

Interest income and other	202	136	48.5
Interest expense	(20,840)	(23,562)	(11.6)
Foreign currency gain (loss)	181	(2,610)	-

Earnings before income taxes	94,110	75,304	25.0%

Income taxes	25,692	22,591	13.7

Net earnings	$68,418	$52,713	29.8%

Net earnings per share:
Basic	$0.96	$0.75	28.0%

Diluted	$0.94	$0.74	27.0%

Weighted average shares outstanding:
Basic	71,364	70,518

Diluted	72,587	71,496

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$442,181	$316,603
Accounts receivable, net	401,849	414,083
Inventories, net	167,855	172,552
Deferred income taxes	29,466	30,112
Prepaid expenses and other	36,175	34,199

Total current assets	1,077,526	967,549

Net property, plant and equipment	287,439	271,063
Debt issuance costs, net	32,424	22,622
Deferred income taxes	19,654	17,151
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	455,104	453,802
Other non-current assets	15,187	14,931

	$3,216,215	$3,075,999

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$48,820	$60,137
Accrued expenses and other	240,119	225,524
Current installments of long-term debt	27,500	169,500
Income taxes payable	28,614	-

Total current liabilities	345,053	455,161

Long-term debt, net of current installments and discount	1,098,667	935,290
Non-current tax liabilities	35,588	35,588
Deferred income taxes	152,994	163,386
Other non-current liabilities	3,082	3,495

Total liabilities	1,635,384	1,592,920

Shareholders' equity:
Common stock; authorized 225,000 at 2011 and 2010,
issued and outstanding 72,369 at 2011 and 71,996 at 2010	72	72
Preferred stock; authorized 50,000 at 2011 and 2010;
issued and outstanding 0 at 2011 and 2010	-	-
Additional paid-in capital	873,320	852,152
Retained earnings	681,852	613,434
Accumulated other comprehensive income, net	25,587	17,421

Shareholders' equity	1,580,831	1,483,079

	$3,216,215	$3,075,999

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$68,418	$52,713
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	5,585	5,171
Depreciation and other amortization	35,965	40,734
Provision for bad debt	2,574	1,782
Write-off of deferred debt issuance costs	3,218	1,280
Share-based compensation expense	7,645	9,478
Deferred income tax benefit	(10,034)	(12,150)
Excess tax benefit from share-based payment arrangements	(355)	(808)
Change in assets and liabilities:
Decrease in accounts receivable, net	15,442	29,442
Decrease (increase) in inventories, net	5,337	(21,924)
Decrease (increase) in prepaid expenses and other	(1,977)	998
Increase (decrease) in accounts payable	(11,023)	213
Increase (decrease) in accrued expenses and other	18,891	(32,290)
Increase in tax liabilities, net	28,390	12,628
Decrease in deferred income taxes, net	(3,897)	(1,995)

Net cash provided by operating activities	164,179	85,272

Cash flows from investing activities:
Additions to property, plant and equipment	(36,459)	(26,344)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	(4,528)	5,497
Dispositions of property, plant and equipment	357	743
Increase in identifiable intangible assets and other non-current assets	(14,922)	(957)

Net cash used by investing activities	(55,552)	(21,061)

Cash flows from financing activities:
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(6,905)	(75,051)
Proceeds from exercise of stock options	14,862	4,943
Excess tax benefit from share-based payment arrangements	355	808
Purchase of immature shares for minimum tax withholdings	(1,125)	(26)
Refinancing of senior credit facility:
Proceeds from borrowings on refinancing of senior credit facility	146,012	-
Repayments on senior credit facility – due 2013	(123,346)	-
Payment of debt issuance costs	(14,676)	-

Net cash provided (used) by financing activities	15,177	(69,326)

Effect of exchange rate changes on cash and cash equivalents	1,774	(1,980)

Net increase (decrease) in cash and cash equivalents	125,578	(7,095)
Cash and cash equivalents, beginning of period	316,603	263,157

Cash and cash equivalents, end of period	$442,181	$256,062

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended March 31,
	2011				GAAP		Constant
			Constant	2010	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS	$340,539	$(1,433)	$339,106	$332,953	2.3%		1.8%
LifeCell	93,014	(207)	92,807	79,015	17.7		17.5
TSS	67,631	(175)	67,456	73,837	(8.4)		(8.6)

Total Revenue	$501,184	$(1,815)	$499,369	$485,805	3.2%		2.8%

AHS:
Americas revenue
Rental	$181,862	$(274)	$181,588	$178,993	1.6%		1.4%
Sales	75,998	(272)	75,726	70,839	7.3		6.9

Total Americas revenue	257,860	(546)	257,314	249,832	3.2		3.0

EMEA revenue
Rental	30,449	300	30,749	35,585	(14.4)		(13.6)
Sales	38,491	(176)	38,315	40,020	(3.8)		(4.3)

Total EMEA revenue	68,940	124	69,064	75,605	(8.8)		(8.7)

APAC revenue
Rental	7,960	(567)	7,393	3,779	110.6		95.6
Sales	5,779	(444)	5,335	3,737	54.6		42.8

Total APAC revenue	13,739	(1,011)	12,728	7,516	82.8		69.3

Total rental revenue	220,271	(541)	219,730	218,357	0.9		0.6
Total sales revenue	120,268	(892)	119,376	114,596	4.9		4.2

Total AHS Revenue	$340,539	$(1,433)	$339,106	$332,953	2.3%		1.8%

LifeCell Revenue:
Americas revenue
Rental	$235	$-	$235	$-	-%		-%
Sales	90,002	(21)	89,981	77,974	15.4		15.4

Total Americas revenue	90,237	(21)	90,216	77,974	15.7		15.7

EMEA revenue
Sales	2,777	(186)	2,591	1,041	166.8		148.9

Total rental revenue	235	-	235	-	-		-
Total sales revenue	92,779	(207)	92,572	79,015	17.4		17.2

Total LifeCell Revenue	$93,014	$(207)	$92,807	$79,015	17.7%		17.5%

TSS Revenue:
Americas revenue
Rental	$38,523	$(296)	$38,227	$41,410	(7.0	) %	(7.7	) %
Sales	6,030	(106)	5,924	6,990	(13.7)		(15.3)

Total Americas revenue	44,553	(402)	44,151	48,400	(7.9)		(8.8)

EMEA revenue
Rental	19,667	162	19,829	20,180	(2.5)		(1.7)
Sales	3,203	105	3,308	4,709	(32.0)		(29.8)

Total EMEA revenue	22,870	267	23,137	24,889	(8.1)		(7.0)

APAC revenue
Rental	4	(5)	(1)	44	(90.9)		(102.3)
Sales	204	(35)	169	504	(59.5)		(66.5)

Total APAC revenue	208	(40)	168	548	(62.0)		(69.3)

Total rental revenue	58,194	(139)	58,055	61,634	(5.6)		(5.8)
Total sales revenue	9,437	(36)	9,401	12,203	(22.7)		(23.0)

Total TSS Revenue	$67,631	$(175)	$67,456	$73,837	(8.4	) %	(8.6	) %

(1) Represents percentage change between 2011 Non-GAAP Constant Currency revenue and 2010 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2011	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2011	2010	Change

Operating earnings	$114,567	$8,856	$-	$-	$-	$123,423	$111,499	10.7%
Net earnings (1)	$68,418	$5,446	$1,019	$3,435	$1,979	$80,297	$64,592	24.3%
Diluted earnings per share	$0.94	$0.08	$0.01	$0.05	$0.03	$1.11	$0.91	22.0%

	Three months ended March 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required
	2010	of Acquired	Cost	Accounting	Adjusted
	GAAP	Intangibles	Amortization	Standards	2010

Operating earnings	$101,340	$10,159	$-	$-	$111,499
Net earnings (1)	$52,713	$6,247	$2,452	$3,180	$64,592
Diluted earnings per share	$0.74	$0.09	$0.03	$0.05	$0.91

(1) Adjustments to “Net earnings” are presented net of tax.  The tax effect of each reconciling item is calculated using the Company’s estimated incremental U.S. combined federal and state tax rate of 38.5%.